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599 Menlo Drive, Suite 200
Rocklin, CA  95765-3708
Telephone (916) 415-0864 - Fax (916) 415-0645
www.idwlcd.com

                                                                    NEWS RELEASE
                                                             OTC BB Symbol: IDWK
                              For Immediate Release

 International DisplayWorks, Inc. Completes $5 Million Dollar Private Placement

Rocklin, California, December 23, 2003. International DisplayWorks, Inc. ("IDW") today reported the successful completion of a $5 million private placement to provide capital to continue to fund the Company's expanding book of business, working capital, and capital equipment investment. The private placement consisted of $5,000,000 of equity in 3,333,335 shares of the Company's common stock.

CEO Steve Kircher commented, "The investment provides IDW with even greater stability on our Balance Sheet and will help provide the capital necessary to fund both our anticipated revenue growth and equipment needs as we move into new proven display technologies. We are also pleased that quality institutional investors are beginning to recognize the growth potential that IDW is striving to achieve."

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. The Company manufactures its products in a 270,000 square feet manufacturing facility in the People's Republic of China (PRC) and employs approximately 1,750 persons. Sales offices are located in Rocklin, CA, Ann Arbor, MI, Hong Kong, the United Kingdom, and Shenzhen, PRC.

For additional information contact:
Steve Kircher - (916) 415-0864           or:    Investor Relations
CEO, International DisplayWorks, Inc.           at investor-relations@idwusa.com

The International DisplayWorks, Inc. website is www.idwlcd.com

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW" or "the Company") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management, including without limitation, IDW (as defined herein) and the Company's other subsidiaries, are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the Company's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

Keyword: California  Industry Keywords: Liquid Crystal Display, LCD, Electronics